

La Vaca Prospect
Toro Creek
Muerto Creek
Chiltipin Creek
Rosita Creek
0
1mi
1km
281
359
44
Old 7 Sisters Rd
Jim Wells
Duval
W Luby Ave
San Diego
Muil
San Diego Creek
Lattas Creek
N Johnson St
Oleander Dr
N Reynolds St
Lincoln St
Morningside Dr
Alice
S Cameron St
S Reynolds St
Flournoy Rd
ALICE INTL
Penitas Creek
Fm 665
Rosita Creek
Trinidad Creek
Torian
BUS 281
S Fm 1329
Ben Bolt
Kleberg